Exhibit 2.2

SEPARATION AGREEMENT

by and between

RWE AKTIENGESELLSCHAFT

and

AMERICAN WATER WORKS COMPANY, INC.

Dated as of

TABLE OF CONTENTS

ARTICLE I

Definitions

ARTICLE II

Assumption of Liabilities

-i-

-ii-

SCHEDULES

Schedule 2.03(b)	Other Surviving Agreements
Schedule 4.09	Certain Regulatory Assistance

-iii-

THIS SEPARATION AGREEMENT dated as of                 , is by and between RWE AKTIENGESELLSCHAFT, a company organized under the laws of the Federal Republic of Germany (“RWE”), and AMERICAN WATER WORKS COMPANY, INC., a Delaware corporation (“AWW”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I hereof.

R E C I T A L S

WHEREAS, RWE and the board of directors of AWW have determined that it would be appropriate and desirable to cause the AWW Group to separate from the RWE Group; and

WHEREAS, RWE and AWW currently contemplate that this separation will be achieved through an initial public offering (“IPO”) of the Common Stock of AWW and that the Common Stock will be registered on a registration statement on Form S-1 filed under the Securities Act (the “IPO Registration Statement”);

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. For the purpose of this Agreement the following terms shall have the following meanings:

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” means this Separation Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.01.

“AWW” has the meaning set forth in the preamble hereto.

“AWW Group” means AWW and each Subsidiary of AWW.

“AWW Group Employee” means any individual who is (i) either actively employed by, or on a leave of absence from (including short-term or long-term disability), any Person in the AWW Group on the Separation Date, (ii) employed by any Person in the AWW Group following the Separation Date or (iii) an AWW Terminated Employee.

“AWW Indemnitees” has the meaning set forth in Section 3.03(a).

“AWW Terminated Employee” means any individual who is a former employee of any Person in the AWW Group and whose employment was terminated on or before the Separation Date; provided, however, that an AWW Terminated Employee shall not include any individual who otherwise would be an AWW Terminated Employee, but who is subsequently employed by any Person in the RWE Group prior to the Separation Date.

“Business” means the ownership and/or operation of any business owned and/or operated by any Person in the AWW Group at any time on or prior to the Separation Date, including the ownership and/or operation of the regulated North American water utilities and municipal water and wastewater systems owned and/or operated by any Person in the AWW Group as of the date of this Agreement and the non-regulated businesses owned and/or operated by any Person in the AWW Group as of the date of this Agreement.

“Common Stock” means the common stock, $1.00 par value per share, of AWW.

“Consent” means any notice, report or other filing to be made to or with, or any consent, registration, approval, permit or authorization to be obtained from, any third party.

“Environmental Law” means any applicable Law relating directly or indirectly to (i) pollution, natural resources or the protection of the environment (including air, water vapor, surface water, groundwater, drinking water supply, land surface or subsurface strata) or endangered or threatened species; (ii) occupational health and safety; or (iii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, recycling or Release of, Hazardous Materials.

“Environmental Liability” means all Liabilities (including administrative oversight costs, natural resource damages and the costs of any Remedial Action), arising out of or related to (i) compliance or non-compliance with, or any Liability under, any Environmental Law; (ii) failure to obtain or comply with any Environmental Permit; (iii) any generation, use, handling, transportation, storage, treatment, presence or Release of Hazardous Materials; or (iv) any exposure to Hazardous Materials, including any harm or injury to any real property, to any Person, to public health or to any natural resource.

“Environmental Permit” means a permit, license, certificate or Governmental Approval pursuant to any Environmental Law.

“Escalation Notice” has the meaning set forth in Section 5.02.

“GAAP” means United States generally accepted accounting principles.

“Governmental Approval” means any Consent of any Governmental Authority.

“Governmental Authority” means any Federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Group” means either the RWE Group or the AWW Group, as the context requires.

“Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation or polychlorinated biphenyls and (ii) any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law.

“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board and adopted by the European Union.

“Indemnifying Party” has the meaning set forth in Section 3.04(a).

“Indemnitee” has the meaning set forth in Section 3.04(a).

“Indemnity Payment” has the meaning set forth in Section 3.04(a).

“Information” means information in written, oral, electronic or other tangible or intangible form, stored in any medium, including studies, reports, records, books, contracts, instruments, films, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, accounting, employee, regulatory, tax, legal or business information or data.

“Insurance Proceeds” means those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in each such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“IPO” has the meaning set forth in the recitals hereto.

“IPO Registration Statement” has the meaning set forth in the recitals hereto.

“Law” means any Federal, state, local, foreign or international law, common law, statute, ordinance, rule, regulation, code or Governmental Order.

“Liabilities” means any and all losses, claims, charges, debts, damages, obligations, fines, penalties, payments, costs and expenses, reckonings, indemnities and similar obligations, covenants, controversies, guarantees, make whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those directly or indirectly arising under any Law, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), Governmental Order or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Offering Documents” has the meaning set forth in Section 3.02(a)(iii).

“Person” means an individual, a general or limited partnership, a corporation (including a stock corporation and, for the avoidance of doubt, an “Aktiengesellschaft” under German law), a trust, a joint venture, an unincorporated organization, a limited liability entity (including, for the avoidance of doubt, a “Gesellschaft mit beschränkter Haftung” under German law), any other entity and any Governmental Authority.

“Plan” means any plan, policy, program, payroll practice, arrangement, contract, trust, insurance policy, or any agreement or funding vehicle providing compensation or benefits to employees, former employees, directors, former directors, consultants or former consultants, including, without limitation, any pension or post-retirement benefit or insurance plan.

“Proceeding” has the meaning set forth in Section 8.15.

“Prospectus” means each preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement, including any “free writing prospectus” as defined in Rule 405 under the Securities Act.

“RAH GmbH” means RWE Aqua Holdings GmbH (formerly named Thames Water Aqua Holdings GmbH), a limited liability company organized under the laws of the Federal Republic of Germany.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, disposing, discharging, dispersal, escaping, dumping, migrating or leaching into or through the environment, including ambient air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture (including, in each case, the abandonment or discarding of barrels, containers and other receptacles containing Hazardous Materials), or as otherwise defined under Environmental Laws.

“Remedial Action” means any action to clean up soil, sediments, surface water or groundwater or otherwise respond to, remove, remediate, correct, decontaminate, treat, mitigate or prevent the Release or presence of Hazardous Materials, including any action taken to investigate, monitor, assess, evaluate, sample, test or analyze any such Release or presence; post-remediation monitoring of any such Release or presence; and preparation of all reports, studies, analyses or other documents relating to the above. “Remedial Action” also shall refer to any judicial, administrative or other proceeding relating to any of the above, including the negotiation and execution of judicial or administrative consent decrees; responding to information requests by any Governmental Authority; or defending claims brought by any Governmental Authority or any other Person, whether such claims are equitable or legal in nature.

“RWE” has the meaning set forth in the preamble hereto.

“RWE-AWW Merger Agreement” means the Agreement and Plan of Merger dated as of September 16, 2001, among RWE, RAH GmbH, Apollo Acquisition Company and AWW.

“RWE Group” means RWE and each Subsidiary of RWE and each other Affiliate of RWE, other than any Person in the AWW Group, on or after the Separation Date.

“RWE Indemnitees” has the meaning set forth in Section 3.02(a).

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Separation” means the separation of the AWW Group from the RWE Group that will result from the IPO.

“Separation Date” means 12:00 a.m., New York time, on the date on which the closing of the IPO occurs.

“Subsidiary” means, when used with respect to any Person, (i) a corporation in which such Person and/or one or more Subsidiaries of such Person, directly or indirectly, owns capital stock having a majority of the total voting power in the election of directors of all outstanding shares of all classes and series of capital stock of such corporation entitled generally to vote in such election; and (ii) any other Person (other than a corporation) in which such Person and/or one or more Subsidiaries of such Person (A) directly or indirectly, has (x) a majority ownership interest or (y) the power to elect or direct the election of a majority of the members of the governing body of such first-named Person or (B) is a general partner or managing member.

“Third Party Claim” has the meaning set forth in Section 3.05(a).

ARTICLE II

Assumption of Liabilities

SECTION 2.01. Assumption of Liabilities. Effective as of the Separation Date, AWW hereby assumes, and agrees to pay, perform, satisfy and discharge when due, all Liabilities of each Person in the RWE Group to the extent related to the Business, whether arising prior to, on or after the Separation Date, other than the Liabilities of any Person in the RWE Group in respect of any agreements, arrangements, commitments or understandings listed in items 1, 3, 4, 5 or 6 of Schedule 2.03(b) (the “Assumed Liabilities”). Assumed Liabilities shall include, but not be limited to, the following:

(a) all Liabilities related to, arising out of or resulting from RWE’s and RAH GmbH’s obligations under Section 5.09(e) of the RWE-AWW Merger Agreement, including any obligations to provide or to cause AWW to provide post-retirement medical and life insurance benefits, without adverse amendment, to the employees and retirees as set forth in such section, taking into account any statements related thereto in communications made to AWW Group Employees and in regulatory hearing testimony in respect of RWE’s acquisition of AWW;

(b) all Liabilities related to, arising out of or resulting from future, present or former employment with any Person in the AWW Group (including any Liabilities related to, arising out of or resulting from any Plan to the extent they relate to AWW Group Employees); and

(c) all Environmental Liabilities related to the Business (including the ownership or operation thereof), whether arising from any acts or omissions by any Person in the AWW Group, any Person in the RWE Group, any other Person or otherwise, and whether arising prior to, on or after the Separation Date.

SECTION 2.02. Novation of Assumed Liabilities. (a) Each of RWE and AWW, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, substitution or amendment required to novate or assign to the applicable Person in the AWW Group all agreements, leases and licenses, all obligations under agreements, leases and licenses and all other obligations or Liabilities of any nature whatsoever that constitute Assumed Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any Person in the AWW Group, so that, in any such case, the applicable Person in the AWW Group will be solely responsible for such Assumed Liabilities; provided, however, that neither RWE nor AWW shall be obligated to pay any consideration therefor to any third party from whom such Consents, substitutions, amendments or releases are requested; provided further, however, that any legal fees or other administrative costs associated with obtaining such Consents, substitutions, amendments or releases shall be borne by AWW.

(b) If RWE or AWW is unable to obtain, or to cause to be obtained, any such required Consent, substitution, amendment or release, the applicable Person in the RWE Group shall continue to be bound by such agreements, leases, licenses and other obligations that constitute Assumed Liabilities (subject to the terms thereof) and, unless not permitted by Law or the terms thereof, AWW shall, as agent or subcontractor for RWE or such other Person, as the case may be, pay, perform, satisfy and discharge fully all such obligations or other Liabilities of RWE or such other Person that constitute Assumed Liabilities, as the case may be, thereunder from and after the Separation Date. RWE shall, without further consideration, pay or remit, or cause to be paid or remitted, to AWW all money, rights and other consideration received by it or any other Person in the RWE Group in respect of such performance. If and when any such Consent, substitution, amendment or release shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, RWE shall thereafter assign or novate, or cause to be assigned or novated, all its rights, obligations and other Liabilities thereunder and any rights, obligations and Liabilities of any other Person in the RWE Group to AWW without payment of further consideration and AWW shall, without the payment of any further consideration, assume such rights, obligations and Liabilities.

SECTION 2.03. Termination of Agreements. (a) Except as set forth in Section 2.03(b), in furtherance of the releases and other provisions of Section 3.01 hereof, AWW and RWE hereby terminate, and each of AWW and RWE shall cause their respective Subsidiaries to terminate, any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among any Person in the AWW Group, on the one hand, and any Person in the RWE Group, on the other hand, effective as of the Separation Date. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Separation Date, and the net amount of all intercompany Liabilities owed by any Person in the AWW Group to any Person in the RWE Group that do not constitute Assumed Liabilities shall be repaid on the Separation Date or as soon as practicable thereafter. Each party shall, at the reasonable request of the other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.03(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement (and each other agreement or instrument expressly contemplated by this Agreement to be entered into by RWE, AWW or any Person in the RWE Group or AWW Group); (ii) any agreements, arrangements, commitments or understandings to which any Person other than any Person in the RWE Group or the AWW Group is a party (it being understood that to the extent that any of the obligations of any Person in the RWE Group under any such agreements, arrangements, commitments or understandings constitutes an Assumed Liability, each such Assumed Liability shall be assumed by AWW pursuant to Section 2.01); and (iii) any agreements, arrangements, commitments or understandings listed on Schedule 2.03(b).

SECTION 2.04. Consents. To the extent that the Separation requires any Consents, including any Governmental Approvals, the parties will use their commercially reasonable efforts to obtain any such Consents.

ARTICLE III

Mutual Releases; Indemnification

SECTION 3.01. Release of Pre-Closing Claims. (a) Except as provided in Section 3.01(c) and Section 3.03, effective as of the Separation Date, AWW does hereby, for itself and for each other Person in the AWW Group as of the Separation Date, release and forever discharge RWE and each other Person in the RWE Group, and all Persons who at any time on or prior to the Separation Date have been stockholders, directors (including, for the avoidance of doubt, members of the supervisory board), officers, employees, agents, managers or members of any Person in the RWE Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed in each case on or before the Separation Date, including in connection with the transactions and all other activities to implement the Separation and the IPO.

(b) Except as provided in Section 3.01(c) and Section 3.02, effective as of the Separation Date, RWE does hereby, for itself and for each other Person in the RWE Group as of the Separation Date, release and forever discharge AWW and each other Person in the AWW Group as of the Separation Date, and all Persons who at any time on or prior to the Separation Date have been stockholders, directors, officers, employees, agents or members of any Person in the AWW Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed in each case on or before the Separation Date, including in connection with the transactions and all other activities to implement the Separation and the IPO.

(c) Nothing contained in Section 3.01(a) or (b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement, arrangement, commitment or understanding among any Persons in the RWE Group or the AWW Group that is specified in Section 2.03(b) not to terminate as of the Separation Date;

(ii) any Liability assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any Person in the RWE Group or the AWW Group under, this Agreement;

(iii) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third parties, which Liability shall be governed by the provisions of this Article III; or

(iv) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 3.01.

(d) AWW shall not make, and shall not permit any other Person in the AWW Group to make or continue to pursue, any claim or demand, or commence or continue any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any Person in the RWE Group, or any other Person released pursuant to Section 3.01(a), with respect to any Liabilities released pursuant to Section 3.01(a). RWE shall not make, and shall not permit any other Person in the RWE Group to make or continue to pursue, any claim or demand, or commence or continue any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any Person in the AWW Group, or any other Person released pursuant to Section 3.01(b), with respect to any Liabilities released pursuant to Section 3.0l(b).

(e) It is the intent of each of RWE and AWW, by virtue of the provisions of this Section 3.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed in each case on or before the Separation Date, between or among any Person in the AWW Group, on the one hand, and any Person in the RWE Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such Persons on or before the Separation Date), except as expressly set forth in Section 3.01(c). At any time, at the request of the other party, each party shall cause each of its Subsidiaries in its respective Group to execute and deliver releases reflecting the provisions hereof.

SECTION 3.02. Indemnification by AWW. Except as provided in Section 3.04, AWW shall, and shall cause each of its Subsidiaries that is in the AWW Group as of the Separation Date to, jointly and severally indemnify, defend and hold harmless each Person in the RWE Group, and all Persons who on or at any time prior to the Separation Date have been stockholders, directors (including, for the avoidance of doubt, members of the supervisory board), officers, employees, agents, managers or members of any Person in the RWE Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns of any of the foregoing (collectively, the “RWE Indemnitees”), from and against any and all Liabilities of RWE Indemnitees related to, arising out of or resulting from any of the following items without duplication and including, without limitation, any such Liabilities asserted by way of setoff, counterclaim or defense or enforcement of any Security Interest:

(a) the failure of AWW or any other Person in the AWW Group to pay, perform, satisfy or discharge any Assumed Liabilities, including the payment, performance, satisfaction or discharge by AWW of any agreement, lease, license or other obligation that constitutes an Assumed Liability for which RWE or AWW is unable to obtain, or cause to be obtained, any required Consent, substitution, amendment or release in connection with the novation or assignment of any such agreement, lease, license or other obligation;

(b) any material breach by AWW of this Agreement;

(c) any untrue or alleged untrue statement of material fact contained in any registration statement, Prospectus, preliminary Prospectus or “issuer free writing prospectus” (as defined in Rule 433 of the Securities Act), including any amendments and supplements thereto and all material incorporated therein by reference, in each case relating to the registration and sale by any Person in the RWE Group of the Common Stock, whether in the IPO or in subsequent public offerings (collectively, the “Offering Documents”), or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the indemnity contained in this subparagraph (iii) shall not apply to any RWE Indemnitee with respect to any Liability to the extent (A) arising out of any untrue statement or omission or alleged untrue statement or omission contained in any information furnished in writing to AWW or the underwriter of such offering by such RWE Indemnitee expressly for use in the Offering Documents or (B) caused by RWE’s failure to deliver a copy of the Offering Documents after AWW has furnished RWE with a sufficient number of copies of the same.

SECTION 3.03. Indemnification by RWE. (a) Except as provided in Section 3.04, RWE shall, and shall cause each of its Subsidiaries that is in the RWE

Group as of the Separation Date to, jointly and severally indemnify, defend and hold harmless AWW and each Person in the AWW Group, and all Persons who at any time on or prior to the Separation Date have been stockholders (other than stockholders of AWW), directors, officers, employees, agents, managers or members of any Person in the AWW Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns of any of the foregoing (collectively, the “AWW Indemnitees”), from and against any and all Liabilities (including, without limitation, any Liabilities asserted by way of setoff, counterclaim or defense or enforcement of any Security Interest) of AWW Indemnitees related to, arising out of or resulting from any material breach by RWE or any Person in the RWE Group of this Agreement.

(b) Notwithstanding anything to the contrary herein, in no event will any AWW Indemnitee have the right to seek indemnification from any Person in the RWE Group with respect to any claim or demand against any Person in the AWW Group related to, arising out of or resulting from the payment, performance, satisfaction or discharge of the Assumed Liabilities.

SECTION 3.04. Indemnification Obligations Net of Insurance Proceeds and Other Amounts; Shared Contract Liabilities. (a) The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article III will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit such insurer or other third party would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Nothing contained in this Agreement shall obligate any Person in the RWE Group or the AWW Group to seek to collect or recover any Insurance Proceeds.

SECTION 3.05. Procedures for Indemnification of Third Party Claims. (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a Person in the RWE Group or the AWW Group of any claim or of the commencement by any such Person of any

Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 3.02 or 3.03, or any other Section of this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof within 20 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 3.05(a) shall not relieve the related Indemnifying Party of its obligations under this Article III, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b) An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise, so long as such settlement or compromise contains an unconditional release of each Indemnitee, whether or not a party to such Third Party Claim), at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 3.05(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee; provided, however, in the event that (i) the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice or (ii) the Third Party Claim involves injunctive or equitable relief, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 3.05(b), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party.

(d) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party.

(e) No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third Party Claim unless the settlement involves only monetary relief which the Indemnifying Party has agreed to pay and includes a full and unconditional release of the Indemnitee.

SECTION 3.06. Additional Matters. (a) Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c) In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this section, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, reasonable attorneys’ fees, experts’ fees and all other reasonable external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

SECTION 3.07. Remedies Cumulative. The remedies provided in this Article III shall be cumulative and, subject to the provisions of Article V, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

SECTION 3.08. Survival of Indemnities. The rights and obligations of each of RWE and AWW and their respective Indemnitees under this Article III shall survive the sale or other transfer by RWE or AWW or any Person in the RWE Group or the AWW Group of any businesses or the assignment by it of any Liabilities.

ARTICLE IV

Exchange of Information; Confidentiality

SECTION 4.01. Agreement for Exchange of Information; Archives. (a) Each of RWE and AWW, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, at any time before or after the Separation Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax Laws) by a Governmental Authority having jurisdiction over the requesting party or by accounting requirements, including GAAP and IFRS, or otherwise to comply with applicable Law, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, regulatory, litigation, tax or other similar requirements, in each case other than claims or allegations that one party to this Agreement has against the other, or (iii) subject to the foregoing clause (ii), to comply with its obligations under this Agreement; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any Law or agreement or waive or jeopardize any attorney-client privilege or attorney work product protection, the parties shall take all commercially reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b) After the Separation Date, AWW or RWE, as applicable, shall have reasonable access during regular business hours (as in effect from time to time) to the documents, books, records and objects of historic significance that relate to the Business that are located in archives retained or maintained by RWE or AWW, as applicable; provided that such access shall not be unreasonably disruptive to the business or affairs of the party providing such access. AWW or RWE, as applicable, may obtain copies (but not originals) of books, records and other documents for bona fide business purposes and may obtain originals of books, records and other documents and objects for exhibition purposes for reasonable periods of time if required for bona fide business purposes; provided, however, that AWW or RWE, as applicable, shall cause any such books, records or other documents or objects to be returned promptly in the same condition in which they were delivered to such party and shall comply with any rules, procedures or other requirements, and shall be subject to any restrictions that are then applicable to the providing party (including prohibitions on removal of specified objects). Nothing herein shall be deemed to restrict the access of the providing party to any such books, records or other documents or objects or to impose any Liability on the providing party if any such books, records or other documents or objects are not maintained or preserved by such party.

(c) After the Separation Date, each of RWE and AWW (i) shall maintain in effect at its own cost and expense systems and controls to the extent necessary to enable the Persons in the other Group to satisfy their respective reporting, accounting, audit, regulatory and other obligations as in effect from time to time and (ii) shall provide, or cause to be provided, to the other party (in such form as the providing party retains such information for its own use) all financial and other data and information as such requesting party reasonably determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority or for budgeting and financial planning purposes. In addition, (A) so long as RWE holds, directly or indirectly, 20% or more of AWW’s voting power, AWW shall continue to prepare consolidated sets of annual and quarterly financial statements, including full balance sheets, income statements, statements of changes in equity, cash flow statements and such additional information as is reasonably required to enable RWE to fulfill its disclosure requirements under European Union and other applicable Law, as well as quarterly full-year forecasts under IFRS (which may only include net income and dividend payments (it being understood that such dividend payments may remain subject to approval and change by the board of directors of AWW), and which need not be provided in the event that such quarterly net income or dividend payments do not vary by more than 5% from the most recently delivered quarterly full-year forecast) and shall provide such financial statements and quarterly full-year forecasts to RWE no later than 20 days after the end of each fiscal year and no later than 20 days after the end of each fiscal quarter and (B) following the date on which RWE no longer holds, directly or indirectly, a majority of AWW’s voting power, AWW shall prepare a consolidated set of financial statements in accordance with IFRS and shall provide such financial statements to RWE at such time as RWE may reasonably request to fulfill its disclosure requirements under European Union and other applicable Law, in each case at AWW’s sole cost and expense. All such financial statements shall be prepared in accordance with IFRS and the “RWE IFRS Accounting Directive” as in effect from time to time and shall be reviewed or audited by RWE’s group auditor (or any other auditor reasonably selected by RWE) at RWE’s request, which review or audit shall be at RWE’s sole cost and expense. All such financial statements and forecasts shall be based on the best information available to AWW at the time such financial statements and forecasts are delivered to RWE. All such financial statements and forecasts and auditor’s reports or opinions shall be submitted to RWE in such format as RWE may reasonably request. Further, so long as RWE holds, directly or indirectly, 10% or more of AWW’s voting power, AWW shall continue to prepare and deliver to RWE, at AWW’s sole cost and expense, the “American Water Monthly Report” in the same format as such report is currently prepared (or in another format reasonably acceptable to RWE) and at the same times as such report is currently delivered. For the avoidance of doubt, each such “American Water Monthly Report” shall include year-to-date actuals and quarterly full-year forecasts (each compared with corresponding budget figures, including with respect to “EBIT” and “Net Income”) and commentaries (including on relevant operational issues and rate case proceedings), and shall be provided to RWE no later than 31 days after the end of each calendar month. RWE shall be entitled to use and rely upon any documents required to be delivered to RWE under this Section 4.01(c) in preparing its own financial statements and related documents and for any other purposes. RWE shall keep AWW reasonably informed of the schedule for RWE investor relations presentations and other disclosures containing material non-public information of AWW provided to RWE under this Section 4.01(c) and, if practicable, shall provide AWW with a reasonable opportunity to review such presentations and other disclosures prior to the public release thereof.

SECTION 4.02. Ownership of Information. Any Information owned by one Group that is provided to a requesting party pursuant to Section 4.01 shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

SECTION 4.03. Compensation for Providing Information. Except as may be otherwise specifically provided elsewhere in this Agreement, the party requesting Information agrees to reimburse the party providing Information for the reasonable costs, if any, of creating, gathering and copying such Information, to the extent that such costs are actually incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement, such costs shall be computed in accordance with the providing party’s standard methodology and procedures.

SECTION 4.04. Record Retention. To facilitate the possible exchange of Information pursuant to this Article IV and other provisions of this Agreement after the Separation Date, the parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control on the Separation Date in accordance with the policies of RWE as in effect on the Separation Date or such other policies as may be reasonably adopted by the appropriate party after the Separation Date. No party will destroy, or permit any of its Subsidiaries to destroy, any Information which the other party may have the right to obtain pursuant to this Agreement prior to the tenth anniversary of the Separation Date without first using its commercially reasonable efforts to notify such other party of the proposed destruction and giving such other party the opportunity to take possession of such information prior to such destruction; provided, however, that in the case of any Information relating to taxes, employee benefits or Environmental Liabilities, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof), if such date is later than the tenth anniversary of the Separation Date. Notwithstanding the foregoing, nothing in this Section 4.04 shall prohibit the destruction of any Information if such destruction is required by applicable Law.

SECTION 4.05. Limitations of Liability. Except as otherwise provided in Article III, no party shall have any Liability to the other party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence or willful misconduct by the party providing such Information.

SECTION 4.06. Production of Witnesses; Records; Cooperation. (a) After the Separation Date, except in the case of an adversarial Action or threatened Action by one party or a Person or Persons in its Group against the other party or a Person or Persons in its Group, each of RWE and AWW shall use its commercially reasonable efforts to make available to each other, upon written request, the directors, officers, employees, other personnel and agents of the Persons in its respective Group to respond to discovery and participate as witnesses or experts, and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to the procedural schedule as well as the business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action or threatened or contemplated Action in which the requesting party may from time to time be involved, regardless of whether such Action or threatened or contemplated Action is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith. After the Separation Date, except in the case of an adversarial Action or threatened Action by one party or a Person or Persons in its Group against the other party or a Person or Persons in its Group, neither RWE nor AWW shall oppose retention of its counsel or outside experts or consultants by the other party and each of RWE and AWW shall, upon request, agree to provide all necessary written waivers of conflicts to the maximum extent permitted by applicable Law.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the other party shall make available to such Indemnifying Party, upon written request, the directors, officers, employees, other personnel and agents of the Persons in its respective Group as witnesses and any books, records or other documents within its control, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise reasonably cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, RWE and AWW shall cooperate and consult to the extent reasonably necessary with respect to any Actions or threatened or contemplated Actions. Each of RWE and AWW promptly shall notify the other party of any Action or threatened or contemplated Action, or any circumstances or developments that reasonably may be expected to result in an Action, involving any Person in its Group, that reasonably could be expected to have an adverse effect on any Person in the other Group.

(d) The obligation of RWE and AWW to provide witnesses and experts pursuant to this Section 4.06 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses employees and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 4.06(a)).

(e) So long as RWE holds, directly or indirectly, 5% or more of AWW’s voting power, RWE shall be entitled to participate (including by intervention), at its sole discretion and cost, in any Action involving AWW, and AWW shall not oppose such participation by RWE.

(f) In connection with any matter contemplated by this Section 4.06, RWE and AWW will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any Person in the RWE Group or the AWW Group.

SECTION 4.07. Confidentiality. (a) Subject to Section 4.08, for a period of ten years following the Separation Date, each of RWE and AWW, on behalf of itself and each Person in its respective Group, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to AWW’s confidential and proprietary information pursuant to policies in effect as of the Separation Date, all Information concerning the other Group that is either in its possession (including Information in its possession on or prior to the Separation Date) or furnished the other Group or its respective directors, officers, managers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such party or any Person in such Group or any of their respective directors, officers, managers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such party (or any Person in such party’s Group) which sources are not themselves bound by a confidentiality obligation or (iii) independently generated without reference to any proprietary or confidential Information of the other party.

(b) Each party agrees not to release or disclose, or permit to be released or disclosed, any Information of the other Group to any other Person, except its directors, officers, employees, agents, accountants, counsel, insurers and other advisors and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 4.08.

SECTION 4.08. Protective Arrangements. In the event that any party or any Person in its Group either determines on the advice of its counsel that it is required to disclose any Information or that such disclosure is advisable, in each case pursuant to applicable Law (including pursuant to any rule or regulation of the Securities and Exchange Commission), or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other party (or any Person in the other party’s Group) that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of such other party in seeking any reasonable protective arrangements (including by seeking confidential treatment of such Information) requested by such other party. Subject to the foregoing, the Person that received such a request or determined that it is required to disclose Information or that such disclosure is advisable may thereafter disclose or provide Information to the extent required or advisable under such Law (as so advised by counsel) or required by lawful process or such Governmental Authority; provided that such Person provides the other party upon request with a copy of the Information so disclosed.

SECTION 4.09. Certain Regulatory Assistance. AWW shall, on behalf of RWE and the other Persons in the RWE Group, perform all obligations specified on Schedule 4.09 at the times set forth on Schedule 4.09 (or, if no such time is specified, in a timely manner); provided that RWE shall provide AWW in a timely manner with the documents and information that are required in connection with the performance of such obligations and are possessed solely by RWE or other Persons in the RWE Group.

ARTICLE V

Dispute Resolution

SECTION 5.01. Disputes. The procedures for discussion, negotiation and mediation set forth in this Article V shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement, or the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the Separation Date), or the commercial or economic relationship of the parties relating hereto or thereto, between or among any Person in the RWE Group and the AWW Group.

SECTION 5.02. Escalation; Mediation. (a) It is the intent of the parties to use their respective commercially reasonable efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered hereby that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any party involved in a dispute, controversy or claim may deliver a notice (an “Escalation Notice”) demanding an in person meeting involving representatives of the parties at a senior level of management of the parties (or if the parties agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of each party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedures for such discussions or negotiations between the parties may be established by the parties from time to time; provided, however, that the parties shall use their commercially reasonable efforts to meet within 30 days of the Escalation Notice.

(b) If the parties are not able to resolve the dispute, controversy or claim through the escalation process referred to above, then the matter shall be referred to mediation. The parties shall retain a mediator to aid the parties in their discussions and negotiations by informally providing advice to the parties. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any other proceeding. The mediator may be chosen from a list of mediators previously selected by the parties or by other agreement of the parties. Costs of the mediation shall be borne equally by the parties involved in the matter, except that each party shall be responsible for its own expenses. Mediation shall be a prerequisite to the commencement of any Action by either party.

SECTION 5.03. Court Actions. In the event that any party, after complying with the provisions set forth in Section 5.02 above, desires to commence an Action, such party may submit the dispute, controversy or claim (or such series of related disputes, controversies or claims) to a court of competent jurisdiction in accordance with Section 8.15.

SECTION 5.04. Other Commitments. Unless otherwise agreed in writing, the parties will continue to provide, service and honor all other commitments under this Agreement during the course of the resolution of any dispute, controversy or claim (including any Action) pursuant to the provisions of this Article V, except to the extent such commitments are the subject of such dispute, controversy or claim.

ARTICLE VI

Covenants

SECTION 6.01. Names Following Closing. After the Separation Date, AWW shall not, and shall cause its Subsidiaries not to, use the names “Thames Water North America, Inc.”, “OMI/Thames Water Stockton, Inc.”, “Thames Water Holdings LLC” or any name that contains the words “Thames Water” or “RWE” or that, in the reasonable judgment of RWE, is otherwise similar to any such names (collectively, the “RWE Names”). Within 10 business days of the Separation Date, AWW shall, and shall cause its Subsidiaries to, amend or terminate any certificate of incorporation or similar organizational document and any certificate of assumed name or d/b/a filing to the extent required to eliminate all rights of each Person in the AWW Group to use any of the RWE Names. Within 180 business days of the Separation Date, AWW shall, and shall cause its Subsidiaries to, destroy or delete, from all sales literature, sponsorship signs, stationery, invoices, purchase order forms, business cards and similar paper goods and supplies and all internet sites, information technology applications, buildings, signage, vehicles and apparel used by or belonging to any Person in the AWW Group, all RWE Names (including, for the avoidance of doubt, any hyperlinks from internet sites of any Person in the AWW Group to internet sites of any Person in the RWE Group) and any logo, logotype, logograph, color, font, design, image, graphic configuration, template, or similar device in which any Person in the RWE Group has an interest or which reasonably could be associated with any Person in the RWE Group (including, for the avoidance of doubt, the RWE “hand” image and the RWE “squares” image); provided, however, that such destruction or deletion shall not be required (a) in the case of vehicles, signage and information technology applications, until December 31, 2008, (b) in the case of apparel, until the second anniversary of the Separation Date and (c) in the case of water tanks, until such water tanks are repainted in the ordinary course of business.

SECTION 6.02. Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its commercially reasonable efforts, prior to, on and after the Separation Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements to consummate and make effective the transactions contemplated by this Agreement.

(b) Prior to, on and after the Separation Date, each party hereto shall cooperate with the other party, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to obtain all Consents, including any Governmental Approvals, under any permit, license, agreement, indenture or other instrument, and to take all such other actions as such party may reasonably be requested to take by such other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.

(c) On or prior to the Separation Date, RWE and AWW in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each ratify any actions which are reasonably necessary or desirable to be taken by any Subsidiary of RWE or AWW, as the case may be, to effectuate the transactions contemplated by this Agreement.

(d) For the avoidance of doubt, the parties hereto agree and acknowledge that nothing contained in this Agreement shall require AWW to incur any liability on behalf of, or encumber or otherwise dispose of or restrict the assets of, any of its Subsidiaries to the extent that such actions are prohibited by applicable public utility Laws.

ARTICLE VII

Termination

SECTION 7.01. Termination by Mutual Consent. This Agreement may be terminated at any time by the mutual consent of the parties hereto.

SECTION 7.02. Effect of Termination. In the event of any termination of this Agreement, no party to this Agreement (or any of its directors or officers) shall have any Liability or further obligation to the other party.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Counterparts; Entire Agreement; Corporate Power. (a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(b) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the parties with respect to such subject matter other than those set forth or referred to herein or therein.

(c) Each of RWE and AWW represents on behalf of itself as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

SECTION 8.02. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, irrespective of the choice of laws principles of the State of New York.

SECTION 8.03. Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other party hereto.

SECTION 8.04. Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any RWE Indemnitee or AWW Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the parties and are not intended to confer upon any Person (including employees of the parties hereto) except the parties any rights or remedies hereunder and (b) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third party (including employees of the parties hereto) with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

SECTION 8.05. Notices. All notices or other communications under this Agreement shall be in writing, shall be deemed to be duly given on the date of receipt and shall be addressed as follows:

If to RWE, to:

RWE Aktiengesellschaft

Opernplatz 1

45128 Essen

Federal Republic of Germany

Attn: General Counsel

If to AWW, to:

American Water Works Company, Inc.

1025 Laurel Oak Road

Voorhees, New Jersey 08043

U.S.A.

Attn: Chief Executive Officer

with a copy to:

American Water Works Company, Inc.

1025 Laurel Oak Road

Voorhees, New Jersey 08043

U.S.A.

Attn: General Counsel

Any party may, by notice to the other party, change the address to which such notices are to be given.

SECTION 8.06. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

SECTION 8.07. Force Majeure. No party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

SECTION 8.08. Expenses. Except as expressly set forth in this Agreement, RWE and AWW shall each be responsible for their own internal fees, costs and expenses and fees, costs and expenses of their own counsel.

SECTION 8.09. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.10. Survival of Covenants. The covenants, representations and warranties contained in this Agreement, and liability for the breach of any obligations contained herein, shall survive the Separation and the IPO and shall remain in full force and effect.

SECTION 8.11. Waivers of Default. Waiver by any party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of such other party.

SECTION 8.12. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party that is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

SECTION 8.13. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

SECTION 8.14. Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Article and Section references are to the Articles and Sections to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.

SECTION 8.15. No Impact on Regulatory Orders. The parties acknowledge that this Agreement is a contract between the parties and, accordingly, does not modify the responsibilities and obligations of either party with respect to any valid order of any state regulatory body or authority as between such party and such state regulatory body or authority.

SECTION 8.16. Submission to Jurisdiction; Consent to Service of Process. With respect to any suit, action or proceeding relating to this Agreement (collectively, a “Proceeding”), each party to this Agreement irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the State of New York and any court of the United States located in the Borough of Manhattan in New York City, (b) waives any objection which such party may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have jurisdiction over such party, and (c) consents to the service of process at the address set forth for notices in Section 8.05 herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable Law.

SECTION 8.17. Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury with respect to any Proceeding. Each party (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.16.

IN WITNESS WHEREOF, the parties have caused this Separation Agreement to be executed by their duly authorized representatives.

RWE AKTIENGESELLSCHAFT,

by
Name:
Title:

Name:
Title:

AMERICAN WATER WORKS COMPANY, INC.,

by
Name:
Title: